                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        APPLIED MICROSYSTEMS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                        APPLIED MICROSYSTEMS CORPORATION
                             5020 148TH AVENUE N.E.
                           REDMOND, WASHINGTON 98052

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                             ---------------------

To the Shareholders of

APPLIED MICROSYSTEMS CORPORATION:

    The Annual Meeting of Shareholders of Applied Microsystems Corporation, a Washington corporation (the "Company"), will be held on May 30, 1997, at 11:00 am, Pacific Daylight Time, at the Company's headquarters, 5020 - 148th Avenue N.E., Redmond, WA, for the following purposes as more fully described in the accompanying Proxy Statement:

    1. To elect five directors to serve until the 1998 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal;

    2. To consider and approve amendments to the Company's 1992 Performance Stock Plan;

    3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 1997; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business on April 11, 1997, will be entitled to vote at the meeting. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the Company's headquarters, 5020 - 148th Avenue N.E., Redmond, Washington 98052.

                                          By Order of the Board of Directors

                                          Robert L. Deinhammer
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Redmond, Washington
April 16, 1997
                            YOUR VOTE IS IMPORTANT!
             PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ANNUAL MEETING AND PROXY SOLICITATION INFORMATION..........................................................           1

BOARD OF DIRECTORS.........................................................................................           2
    Meetings of the Board..................................................................................           2
    Compensation of Directors..............................................................................           2
    Committees of the Board................................................................................           2
    Nominees for Director..................................................................................           3

VOTING SECURITIES AND PRINCIPAL HOLDERS....................................................................           4
    Ownership Information..................................................................................           4
    Beneficial Ownership Reporting Compliance..............................................................           5

COMPENSATION AND BENEFITS..................................................................................           6
    Executive Officer Compensation.........................................................................           6
    Compensation Committee Report on Executive Compensation................................................           8
    Executive Employment Contracts.........................................................................          11
    Certain Transactions...................................................................................          11

PROPOSAL 1--ELECTION OF DIRECTORS..........................................................................          11

PROPOSAL 2--APPROVAL OF AMENDMENT TO 1992 PERFORMANCE STOCK PLAN                                                     11

PROPOSAL 3--APPOINTMENT OF INDEPENDENT AUDITORS............................................................          13

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING..............................................................          14

                                PROXY STATEMENT
               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applied Microsystems Corporation, a Washington corporation (the "Company"), for use at the Annual Meeting of Shareholders on May 30, 1997, and at any adjournments thereof. This Proxy Statement, a proxy card, and the Report of the President together with the Company's Form 10-K as filed with the Securities and Exchange Commission on, March 31, 1997 (hereinafter, the "Annual Report"), including financial statements for its fiscal year ended December 31, 1996, are being sent to all shareholders of record as of the close of business on April 11, 1997, for delivery beginning on or about April 21, 1997.

    At the close of business on March 20, 1997, there were 6,713,120 shares of Common Stock of the Company outstanding. Only holders of record of the shares outstanding at such time will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the meeting in person.

    If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and a general subject title on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board of Directors in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card. For the reasons stated in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR each of the five individuals nominated to serve as a director, FOR approval of the amendment to the Company's 1992 Performance Stock Plan, and FOR ratification of the appointment of Ernst & Young LLP as independent auditors. If you hold shares of Common Stock through a brokerage firm or other intermediary, you must provide instructions on voting to your nominee holder.

    The Board of Directors knows of no other matters which are to be presented at the meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on them in their discretion.

    On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Under Washington law and the Company's Second Restated Articles of Incorporation and Restated Bylaws, if a quorum exists at the meeting: (a) the five nominees for director who receive the greatest number of votes cast in the election of directors will be elected; (b) the proposal to approve the amendment to the Company's 1992 Performance Stock Plan will be approved if holders of a majority of the Company's outstanding shares of Common Stock vote in favor of the proposal; and
(c) the proposal to ratify the appointment of auditors will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

    Shareholders may abstain from voting for one or more of the nominees for director and may abstain from voting on the proposals to approve the amendment to the Company's 1992 Performance Stock Plan, or to ratify the appointment of auditors. Abstention from voting or a broker non-vote for a nominee for director may make it less likely that the nominee will be one of the five nominees for director who receive the greatest number of votes cast. Abstention from voting or a broker non-vote on the proposal to approve the amendments to the Company's 1992 Performance Stock Plan will have the same effect as a vote against the proposal, since holders of a majority of the Company's outstanding Common Stock must vote in favor of the proposal in order for it to be approved. Abstention from voting or a broker non-vote on the proposal to ratify the appointment of auditors will have no effect, since approval of each of this proposal is based solely on the number of votes actually cast.

    If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices; or (c) by personally attending and voting at the meeting.

    The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will also reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock.

                               BOARD OF DIRECTORS

    The business of the Company is managed under the direction of a Board of Directors consisting of five directors. The following individuals are currently serving as directors: Robert L. Deinhammer, Elwood D. Howse, Jr., Anthony Miadich (Chairman), Paul N. Risinger and David E. Stitt.

    The full Board of Directors met six times during the Company's fiscal year ended December 31, 1996. No incumbent member attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he was a member during that fiscal year.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company or representatives of shareholders of the Company receive $500 for each Board meeting attended ($200 for each Board meeting at which such director participated by telephone or teleconference). Messrs. Risinger and Howse are currently the only such directors.

    The Company also has established a Directors Stock Option Plan (the "Director Plan"), under which a grant of a nonqualified stock option covering 2,500 shares of Common Stock is automatically made to each outside director on the date of each annual meeting of shareholders. During the fiscal year ended December 31, 1996, 10,000 options were granted under the Director Plan.

COMMITTEES OF THE BOARD

    Committees of the Board consist of an Audit Committee and a Compensation Committee. The Audit Committee, currently composed of Messrs. Howse (Chairman), Miadich and Risinger, reviews the Company's internal accounting procedures and consults with and reviews the services provided by the Company's independent auditors. The Audit Committee met once during the fiscal year ended December 31, 1996. The Compensation Committee, currently composed of Messrs. Howse, Miadich, Risinger and Stitt, reviews and recommends to the Board the compensation and benefits to be provided to the Company's officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee met once during the fiscal year ended December 31, 1996. The Company does not have a Nominating Committee.

NOMINEES FOR DIRECTOR

    The following individuals, each of whom currently serves as a director of the Company, have been nominated for re-election at the meeting:

    ROBERT L. DEINHAMMER joined the Company in July 1992 and has served as its President, Chief Executive Officer and a Director since July 1992. Before joining the Company, he served as an independent consultant from January 1991 to July 1992, and held senior management positions at several high-technology companies, including President and Chief Operating Officer of ADAC Laboratories from May 1985 to December 1990. From April 1984 to May 1985, Mr. Deinhammer served as President and Chief Operating Officer of Silicon General, after serving as Vice President and General Manager of one of its operating divisions from April 1979 to March 1984.

    ANTHONY MIADICH has served as a Director of the Company since January 1990, and as its Chairman of the Board since August 1992. In addition, Mr. Miadich served as the Company's Interim Chief Executive Officer from April 1992 to July 1992. Since 1987, he has served as the Managing Partner of Orien Ventures, a venture capital firm, and since 1988, has been a General Partner of Orien II, L.P., a venture capital fund ("Orien"). Mr. Miadich has also served as Chairman of the Investment Committee of the Indonesian Growth fund, a venture firm, since 1993. He is also a director of other private portfolio companies.

    ELWOOD D. HOWSE, JR. has served as a Director of the Company since February 1992. Mr. Howse has served as President of Cable & Howse Ventures, a Northwest venture capital management firm, since 1981, and as General Partner of the CH Partners and CH Partners II venture fund limited partnerships since 1979. He is also a Director of OrthoLogic Corporation, which is listed on the Nasdaq National Market.

    PAUL N. RISINGER has served as a Director of the Company since December 1993. From 1989 to 1996, he was Vice Chairman of the Board of SymmetriCom, Inc., which is listed on the Nasdaq National Market, as well as a Director of several of that company's subsidiaries, including Linfinity Microelectronics, Inc. and Telecom Solutions. He is presently a consultant in the electronics industry.

    DAVID E. STITT has served as a Director of the Company since February 1992. He joined Vencap, Inc., ("Vencap") a venture capital fund and wholly owned subsidiary of Onex Corporation, in April 1986 as an investment manager and has served as a Vice President since November 1992. Mr. Stitt also serves as a director on a number of Vencap's portfolio companies.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

OWNERSHIP INFORMATION

    The following table sets forth, as of March 20, 1997, certain information regarding beneficial ownership of the Company's Common Stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) by each director and nominee for director, (c) by the Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus, for the fiscal year ended December 31, 1996, exceeded $100,000, and (d) by all of the Company's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

                                                                                 NUMBER OF SHARES
                                                                                  OF COMMON STOCK
                                                                                   BENEFICIALLY     PERCENT OF COMMON
NAME AND ADDRESS                                                                     OWNED(1)       STOCK OUTSTANDING
-------------------------------------------------------------------------------  -----------------  -----------------
Anthony Miadich(2)                                                                    1,323,097              19.7%
  Orien II, L.P.
  c/o Orien Ventures
  300 Oswego Point Dr., Suite 100
  Lake Oswego, OR 97034

Kopp Investment Advisors, Inc.(3)                                                       972,250              14.5
  6600 France Avenue South, Suite 672
  Edina, MN 55435

Onex Corporation                                                                        798,360              11.9
  161 Bay Street, Ste. 4900
  Toronto, Ontario
  Canada M5J 2S1

Robert L. Deinhammer(4)                                                                 534,994               8.0
  c/o Applied Microsystems Corporation
  5020 148th Avenue N.E.
  Redmond, WA 98073-9072

A. James Beach(5)                                                                        93,174               1.4

Douglas A. Fullaway(6)                                                                   71,761               1.1

Brian Crowley(7)                                                                         56,000             *

Elwood D. Howse, Jr.(8)                                                                  35,731             *

Larry Ritter(9)                                                                          26,134             *

Paul Risinger(10)                                                                        12,500             *

David E. Stitt(11)                                                                        5,000             *

All executive officers and Directors as a                                             2,158,391              32.2%
  group (9 individuals)(12)

------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes 20,539 shares subject to presently exercisable options issued to Mr. Miadich, 2,500 of which option shares are subject to the Company's right to repurchase under specified circumstances. Mr. Miadich is a managing general partner of Orien Venture Partners, L.P., the general partner of Orien II Partners, L.P., which is the general partner of Orien, and shares voting and investment power over shares held by Orien with George Kalan, a general partner of Orien Venture Partners, L.P.

(3) Based entirely on information contained in the Schedule 13G filed, Kopp Investment Advisors disclaims beneficial ownership of such shares.

(4) Includes 42,188 shares subject to the Company's right to repurchase under certain circumstances, which right to repurchase does not apply in the event of termination of employment on account of death or disability or certain involuntary terminations occurring within 18 months following a change of control of the Company.

(5) Includes 40,500 shares subject to presently exercisable options, all of which are subject to the Company's right to repurchase under specified circumstances, which right to repurchase does not apply in the event of termination of employment on account of death or disability or certain involuntary terminations occurring within 18 months following a change of control of the Company.

(6) Includes 37,000 shares subject to presently exercisable options, all of which are subject to the Company's right to repurchase under specified circumstances, which right to repurchase does not apply in the event of termination of employment on account of death or disability or certain involuntary terminations occurring within 18 months following a change of control of the Company.

(7) Includes 21,979 shares subject to presently exercisable options, all of which are subject to the Company's right to repurchase under specified circumstances, which right to repurchase does not apply in the event of termination of employment on account of death or disability or certain involuntary terminations occurring within 18 months following a change of control of the Company.

(8) Represents 2,500 shares subject to presently exercisable options, all of which are subject to the Company's right to repurchase under specified circumstances.

(9) Includes 22,500 shares subject to presently exercisable options, all of which are subject to the Company's right to repurchase under specified circumstances, which right to repurchase does not apply in the event of termination of employment on account of death or disability or certain involuntary terminations occurring within 18 months following a change of control of the Company.

(10) Represents 12,500 shares subject to presently exercisable options, 4,375 of which are subject to the Company's right to repurchase under specified circumstances.

(11) Represents 2,500 shares subject to presently exercisable options, all of which are subject to the Company's right to repurchase under specified circumstances.

(12) Includes 254,027 shares subject to presently exercisable options, 173,542 of which are subject to the Company's right to repurchase under specified circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

    Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 1996, all of the Company's officers and directors, and all of the persons known to the Company to own more than ten percent of its Common Stock, complied with all such reporting requirements, except that Mr. Fullaway filed a late Form 4 with respect to exercise of an employee stock option, and Messrs. Crowley, O'Brien and Ritter filed their initial report of beneficial ownership on Form 3 late.

                           COMPENSATION AND BENEFITS

EXECUTIVE OFFICER COMPENSATION

    COMPENSATION SUMMARY. The following table sets forth information regarding compensation earned during the Company's fiscal year ended December 31, 1996, and during the two preceding fiscal years, by the Chief Executive Officer and the other executive officers whose total annual salary and bonus for the fiscal year ended December 31, 1996, exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                   ANNUAL COMPENSATION           ----------------
                                          -------------------------------------     SECURITIES
NAME AND                                    FISCAL                                  UNDERLYING          ALL OTHER
PRINCIPAL POSITION                           YEAR      SALARY($)   BONUS (1)($)  STOCK OPTIONS(#)  COMPENSATION (2)($)
----------------------------------------  -----------  ----------  ------------  ----------------  -------------------
Robert L. Deinhammer                            1996   $  294,613   $  275,000               0          $   7,804
President and Chief                             1995   $  275,002   $  275,000               0          $   2,685
Executive Officer                               1994   $  274,519   $  125,000         112,500          $   1,670

A. James Beach                                  1996   $  112,356   $   94,200          30,000          $   3,544
Vice President, Secretary,                      1995   $  104,902   $   85,000               0          $     485
Treasurer and Chief                             1994   $   99,910   $   25,000          21,000          $     197
Financial Officer

Douglas A. Fullaway                             1996   $  115,893   $   89,500          30,000          $   3,777
Vice President                                  1995   $  109,798   $   90,200               0          $     738
Worldwide Sales                                 1994   $  154,971(3)                    14,000          $     145

Larry Ritter                                    1996   $   99,996   $   22,000          15,000          $   2,596
Vice President and                              1995   $   92,304   $   22,100          15,000          $     467
Division General Manager                        1994

Brian Crowley                                   1996   $   99,902   $   30,000          15,000          $   2,538
Vice President and                              1995   $   94,908   $   26,600                          $     423
Division General Manager                        1994   $   89,819   $    8,000          13,958          $     138

------------------------

(1) Bonuses are reflected in the year they were earned, without regard to when the amounts were received.

(2) Represents employer 401K matching contribution and term life insurance premiums.

(3) Includes $55,734 in commissions.

    OPTION GRANTS. The following table shows information concerning option grants to purchase Common Stock made to each of the Named Executive Officers during the fiscal year ended December 31, 1996.

                             OPTION GRANTS IN 1996

                                                                       INDIVIDUAL GRANTS
                                                     ------------------------------------------------------
                                                      NUMBER OF     PERCENT OF                                POTENTIAL REALIZABLE
                                                     SECURITIES        TOTAL                                    VALUE AT ASSUMED
                                                     UNDERLYING       OPTIONS                                ANNUAL RATES OF STOCK
                                                       OPTIONS      GRANTED TO      EXERCISE                 PRICE APPRECIATION FOR
                                                       GRANTED       EMPLOYEES        PRICE     EXPIRATION       OPTION TERM(3)
NAME                                                   (#)(1)         IN 1996       ($/SH)(2)      DATE        5% ($)     10% ($)
---------------------------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------
Robert L. Deinhammer...............................      --             --             --           --           --          --
Douglas A. Fullaway................................      30,000            9.2%     $   13.38     10/22/06   $  252,344  $  639,489
A. James Beach.....................................      30,000            9.2%         13.38     10/22/06      252,344     639,489
Larry Ritter.......................................      15,000            4.6%         13.38     10/22/06      126,172     319,745
Brian Crowley......................................      15,000            4.6%         13.38     10/22/06      126,172     319,745

------------------------

(1) The options were granted under the 1992 Performance Stock Plan. Each option is exercisable upon issuance, but shares acquired under the option may be repurchased by the Company or its assignee if the officer's employment terminates within the four-year period following the date of grant. Such shares are released from repurchase provisions at the rate of 25% of the shares subject to the option on each of the first four anniversaries of the grant date.

(2) The exercise price of each option is the closing price on the grant date.

(3) Potential gains are net of exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the repurchase periods. The actual value realized may be greater or less than the potential realizable value set forth in the table.

    OPTION EXERCISES. The following table shows information concerning stock options exercised by the named executive officers during the Company's fiscal year ended December 31, 1996, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised options held by the named executive officers at the end of that fiscal year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                            OPTIONS AT                     OPTIONS AT
                                        SHARES                          FISCAL YEAR-END(#)           FISCAL YEAR-END($)(2)
                                      ACQUIRED ON      VALUE      ------------------------------  ----------------------------
NAME                                  EXERCISE(#)  REALIZED($)(1) EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
------------------------------------  -----------  -------------  -----------  -----------------  -------------  -------------
Robert L. Deinhammer................      --            --            --              --           $        --     $      --
Douglas A. Fullaway.................      27,000    $   485,460       44,000          --           $   182,700     $      --
A. James Beach......................       3,200    $    32,560       47,800          --           $   232,290     $      --
Larry Ritter........................       7,500    $    88,500       22,500          --           $    97,875     $      --
Brian Crowley.......................      --            --            59,500          --           $   586,935     $      --

------------------------

(1) Represents the aggregate estimated fair value, on the date of exercise, of the shares of Common Stock received on exercise of options, less the aggregate option exercise price.

(2) Represents the aggregate estimated fair value, on December 31, 1996, of the shares of Common Stock subject to outstanding in-the-money options, less the aggregate option exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is responsible for setting and administering the policies governing annual compensation of the executive officers, including the annual management bonus plan and the Company's Stock Option Plan. The Committee is composed exclusively of directors who are neither employees or former employees of the Company nor eligible to participate in the any of the Company's executive compensation programs.

    The Committee's compensation philosophy is to provide salary, bonus and equity incentives to the Company's officers and other employees through programs designed to attract and retain the best personnel to allow the Company to achieve its goals and maintain its competitive posture. The Company seeks to foster an environment that rewards superior performance and joins the interests of employees to that of the stockholders through equity incentives.

    At the beginning of every year, the Committee reviews with the Chief Executive Officer and approves, with modifications it deems appropriate, an annual compensation plan for the Company's executive officers. In making individual base salary decisions, the Compensation Committee considers each officer's duties, the quality of the individual's performance, the individual's potential, market compensation practices, and the contribution the officer has made to the Company's overall performance. The Compensation Committee also compares the salary of each officer with other officers' salaries, taking into account the number of years employed by the Company, the possibility of future promotions and the extent and frequency of prior salary adjustments.

    The Company's bonus plan is a material element to the annual compensation program and is based upon achieving earnings targets and individual goals. Individual goals relate to such matters as sales or earnings targets, business and opportunity development, and staff recruitment, development and the like. Officers are eligible to receive bonuses semiannually, subject to successful achievement against these targets and individual goals.

    In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the current stock ownership of the officer, relevant industry experience, the impact of the officer's contribution, the number of years each officer has been employed by the Company, the possibility of future promotions, and the extent and frequency of prior option grants.

    The Committee reviews and sets the base salary of the Chief Executive Officer based on the assessment of his past performance and its expectations as to his future contributions in leading the Company and its business. Mr. Deinhammer's minimum base compensation level was set pursuant to an employment agreement signed in 1992. In January 1996, the Committee established a base salary of $295,000 for Mr. Deinhammer for 1996 which was increased by 7.3% from 1995. The Committee's based its decision on the following aspects of the Company's performance in 1995: increased sales, enhanced operating margins, successful completion of initial public offering, and achieving internal business goals. The Committee also considered Mr. Deinhammer's efforts in strengthening the Company's management team. In addition, the Committee established a progressive bonus program based upon increasing earnings targets for 1996 that if achieved, qualify Mr. Deinhammer to receive up to a 100% bonus calculated against base salary. The Committee concluded that the Company's earnings achievement in 1996 entitled Mr. Deinhammer to a bonus of 93% of his base salary.

COMPENSATION COMMITTEE

  Elwood D. Howse, Jr.
  Anthony Miadich
  Paul N. Risinger
  David E. Stitt

COMPARATIVE PERFORMANCE GRAPH

    Set forth below is a graph comparing the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S. Companies) ("Nasdaq Market Index") and the Nasdaq Computer and Data Processing Index for the period beginning on November 14, 1995(1), the date of the Company's initial public offering, and ended on December 31, 1996.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
              AMONG APPLIED MICROSYSTEMS CORPORATION COMMON STOCK,
                          THE NASDAQ MARKET INDEX AND
                         THE NASDAQ COMPUTER & DP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             APPLIED MICROSYSTEMS CORPORATION   NASDAQ MARKET INDEX    NASDAQ COMPUTER AND DP INDEX
11/14/95(2)                           $100.00                $100.00                         $100.00
12/31/95                               $90.00                $101.26                          $99.32
12/31/96                              $132.50                $124.56                         $122.66

                                                               11/14/95(2)  12/31/95   12/31/96
Applied Microsystems Corporation.............................   $  100.00   $   90.00  $  132.50

--------------------------------------------------------------------------------

Nasdaq Market Index..........................................   $  100.00   $  101.26  $  124.56

--------------------------------------------------------------------------------

Nasdaq Computer and DP Index.................................   $  100.00   $   99.32  $  122.66

(1) For purposes of this presentation, the Company has assumed that its initial offering price of $10.00 per share would have been the closing sales price on November 14, 1995, the day prior to commencement of trading.

(2) The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on November 14, 1995. Return information is historical and not necessarily indicative of future performance.

EXECUTIVE EMPLOYMENT CONTRACTS

    Robert L. Deinhammer, the Company's President and Chief Executive Officer, entered into an employment agreement with the Company dated July 31, 1992, which expires December 31, 1997, subject to earlier termination by Mr. Deinhammer or the Company with or without cause. The agreement provides for a minimum base salary of $250,000, annual bonuses conditioned on the Company's achieving certain net income goals, and the grant of certain stock options. The agreement also provides that during the agreement's term the Board will nominate Mr. Deinhammer for election to the Board by the Company's shareholders. If terminated by the Company without cause, the agreement provides that Mr. Deinhammer will receive as severance his base salary, at the rate in effect on the date of termination, for the period ending six months following termination. In addition, Mr. Deinhammer would also be entitled to receive all bonus and incentive compensation, prorated to the date of termination, that he would have received had he remained an employee of the Company through the end of the year of termination, plus all employee benefits accrued or vested through the date of termination. The agreement further provides that Mr. Deinhammer is prohibited from competing with the Company during the agreement's term and thereafter until the later of (i) one year following the date of termination of employment and
(ii) one year following the date severance payments are completed.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    Five directors are to be elected at the annual meeting, to serve until the 1997 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. Robert L. Deinhammer, Elwood D. Howse, Jr., Anthony Miadich, Paul N. Risinger and David E. Stitt, all of whom are currently directors of the Company, have been nominated by the Board of Directors for election at the annual meeting. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. Should any nominee be unable to serve, the proxy will be voted for such person as is designated by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.

       PROPOSAL 2--APPROVAL OF AMENDMENTS TO 1992 PERFORMANCE STOCK PLAN

    The Board of Directors has adopted an amendment to the Company's 1992 Performance Stock Plan (the "1992 Plan") that, subject to shareholder approval, increases the number of shares of Common Stock reserved for issuance upon exercise of options granted under the 1992 Plan from 1,775,317 to 2,175,317. The Board of Directors believes that the additional shares subject to options would, among other things, promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining and stimulating the performance of officers and employees.

SUMMARY OF PLAN

    The 1992 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation and stock purchase rights, cash bonus rights and stock bonuses to eligible directors, employees, consultants, advisors and contractors of the Company and its subsidiaries (collectively, the "Grantees"). The 1992 Plan is administered by the Compensation Committee of the Board of Directors (the "Administrator"), which selects the Grantees and determines the type of grant, number of shares, exercise price, duration, vesting and other relevant terms subject to the provisions of the 1992 Plan. The exercise price of all incentive stock options granted under the 1992 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options and other grants under the 1992 Plan is determined by the Administrator. The exercise price of any incentive stock option granted to a Grantee holding more than 10% of the voting power of the capital stock of the Company must equal at least 110% of the fair market value of the Common Stock on the grant date, and the term of the option must not exceed five years. The term of all other options granted under the 1992 Plan may not exceed ten years.

    The Plan provides that no participant will be granted options to acquire more than 375,000 shares of Common Stock in any calendar year. The Board of Directors believes that this amendment is necessary for the 1992 Plan to comply with the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), which imposes a cap on the deductibility, for federal income tax purposes, of certain compensation payments in excess of $1 million. The limitation on deductibility applies to that portion of a compensation payment (including deductions pursuant to stock option exercises) for a taxable year in excess of $1 million to the chief executive officer of a corporation or the four other highest compensated executive officers. Certain performance-based compensation, including certain stock options, is not subject to the cap on deductibility. Among the requirements necessary for a stock option plan to qualify as performance-based compensation, the plan must state the maximum number of shares with respect to which options may be granted during a specified period to any employee and must be approved by the Company's shareholders.

    In the event of certain changes in control of the Company, the 1992 Plan and any options or other unexercised rights granted thereunder will terminate unless the 1992 Plan is continued and such options and other unexercised rights are assumed, or new options or rights relating to securities of the successor entity are substituted for such options and other unexercised rights, with appropriate adjustments. If, in the event of such change in control, provision is not made for such continuance and assumption or substitution, the 1992 Plan provides that the rights of each Grantee thereunder will be accelerated.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

    With respect to incentive stock options, the tax consequences to an optionee will vary depending on whether certain holding period requirements are met. In addition, an option will cease to be an incentive stock option, and thereafter be taxed as a nonqualified stock option, if the optionee exercises the option more than three months following termination of employment for any reason other than death or disability or more than one year following termination of employment on account of disability.

    If an optionee acquiring stock pursuant to an incentive stock option does not dispose of the stock until at least one year after the transfer of the stock to the optionee and at least two years from the date of grant of the option, then, subject to the alternative minimum tax rules discussed below, there will be no tax consequences to the optionee or the Company when the incentive stock option is granted or when it is exercised. When the stock is ultimately sold, gain or loss will be determined, based on the difference between the net proceeds of the sale and the aggregate exercise price paid for the stock, and the optionee will be required to report such gain or loss as long-term capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

    If stock acquired upon exercise of an incentive stock option is sold by the optionee and, at the time of the sale, the holding period requirements described in the preceding paragraph have not been met, the federal income tax consequences to the optionee will be as follows:

    (a) The optionee will be required to report, on his or her federal income tax return for the year in which the sale occurs, additional compensation income equal to the difference between the fair market value of the stock at the time of exercise of the option and the exercise price at which the stock was acquired (the Company will generally be entitled to a compensation deduction in an equivalent amount.)

    (b) For purposes of determining gain or loss upon sale of the stock, an amount equal to this compensation income will be added to the exercise price at which the stock was acquired, and the total will be the optionee's adjusted cost of the stock. Gain or loss will be determined, based upon the difference between the optionee's adjusted cost of the stock and the net proceeds of the sale, and the optionee will be required to report such gain or loss as long-term or short-term

       (depending on how long the optionee held the stock) capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

    When an optionee exercises an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price paid results in an adjustment in computing alternative minimum taxable income for purposes of Sections 55 ET SEQ. of the Code, which may trigger alternative minimum tax consequences for optionees. Any alternative minimum tax that is payable may ultimately be credited against future taxes owed.

    With respect to nonqualified stock options, there are generally no tax consequences to the optionee or the Company when the option is granted. Upon exercise of the option, the optionee will be required to report, on his or her federal income tax return for the year in which the exercise occurs, additional compensation or self-employment income equal to the difference between the fair market value of the stock at the time of exercise of the option and the exercise price at which the stock was acquired (the Company will generally be entitled to a deduction in an equivalent amount). When the stock is ultimately sold, the transaction will be taxed in the manner described in subparagraph (b) above for incentive stock options.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE 1992 PERFORMANCE STOCK PLAN.

                PROPOSAL 3--APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 1997. This firm has audited the accounts of the Company since 1986. The firm performed audit services in connection with the examination of the consolidated financial statements of the Company for its fiscal year ended December 31, 1996. In addition, the firm has rendered and will render other services, including the review of financial statements and related information in various registration statements and filings with the SEC and limited review of financial statements and related information contained in quarterly reports provided to shareholders and the SEC.

    If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 1997 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than December 10, 1997. A shareholder must have been a record or beneficial owner of at least one percent of the Company's outstanding Common Stock, or shares of Common Stock having a market value of at least $1,000, for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

    The Company's Restated Bylaws outline procedures, including minimum notice provisions, that govern the nomination of directors by shareholders and certain other matters that a shareholder proposes to bring before the annual meeting. A copy of the pertinent provisions of the Restated Bylaws is available upon request to A. James Beach, Corporate Secretary, Applied Microsystems Corporation, 5020 148th Avenue N.E., Redmond, Washington 98052.

    IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                                APPLIED MICROSYSTEMS CORPORATION

April 16, 1997
Redmond, Washington

-------------------------------------------------------------------------------
PROXY
                    APPLIED MICROSYSTEMS CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having received the Notice of Annual Meeting of Shareholders of Applied Microsystems Corporation (the "Company"), and the related Proxy Statement dated April 10, 1997, hereby appoints Robert L. Deinhammer and A. James Beach, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on May 30, 1997, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified below, or, to the extent not specified, to vote FOR the election as directors of all nominees named below and FOR Proposals 2 and 3 and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE BY THE UNDERSIGNED. EXCEPT AS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NAMED ON THE REVERSE SIDE AND FOR THE PROPOSED AMENDMENT TO THE COMPANY'S 1992 PERFORMANCE STOCK PLAN AND RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

              (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
-------------------------------------------------------------------------------
              TRIANGLE    FOLD AND DETACH HERE    TRIANGLE

-------------------------------------------------------------------------------
                                                        Please mark your
                                                        votes as indicated  /X/
                                                        in this example


The Board of Directors recommends a vote FOR all of the nominees named below and FOR Proposals 2 and 3.

                                                           FOR  AGAINST  ABSTAIN
                     PROPOSAL 2:  PROPOSED AMENDMENT
                                  TO THE 1992 PERFORMANCE
                                  STOCK PLAN               / /    / /      / /

                     PROPOSAL 3:  RATIFICATION OF
                                  APPOINTMENT OF
                                  INDEPENDENT AUDITORS     / /    / /      / /

                                                         WITHHOLD
                                                     AUTHORITY TO VOTE
                                                     FOR ALL NOMINEES
                                               FOR     LISTED BELOW

PROPOSAL 1: ELECTION OF DIRECTORS.             / /          / /

Nominees: Anthony Miadich, David E. Stitt,
          Robert L. Deinhammer, Elwood D. Howse, Jr.
          and Paul N. Risinger

(INSTRUCTION: To withhold authority to vote FOR any individual nominee, strike a line through the nominee's name in the list above).



                                  ---------------------------------------
                                  Signature

                                  ---------------------------------------
                                  Signature, if held jointly

                                  Dated:                           , 1997
                                        ---------------------------

                                  Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
              TRIANGLE    FOLD AND DETACH HERE    TRIANGLE